AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is made effective as of the 21st day of September, 2007, by and among Laidlaw International, Inc., a Delaware corporation (“Laidlaw”), and Kevin E. Benson (the “Executive”).

RECITALS:

WHEREAS, Laidlaw and the Executive have previously entered into an employment agreement dated January 24, 2007 (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement for compliance with Section 409A of the Internal Revenue Code and the final Treasury Regulations issued thereunder;

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. By deleting Section (e) of Article 5 in its entirety and by substituting therefor the following:

“(e) Club Membership

Laidlaw will reimburse the Executive for up to Fifty Thousand Dollars ($50,000.00) of expenses incurred by the Executive by the end of 2008 for the initial membership fees associated with joining one business club and one recreational club that the Executive will use in connection with Laidlaw’s business. Laidlaw will also reimburse the Executive for ongoing annual dues and business-related expenses incurred by the Executive in connection with the Executive’s membership in such business club and recreational club. Laidlaw may modify, reduce or eliminate such allowance in accordance with any uniform modification affecting similarly situated executives of Laidlaw who receive such allowance.”

2. By adding the following new Section (h) to the end of Article 5:

“(h) Reimbursements

All eligible expenses reimbursed under this Article 5 must be incurred by the Executive during the Term and all reimbursements shall be paid promptly after submission by the Executive of such expenses to Laidlaw, but, for purposes of Code Section 409A, in all events shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the applicable expense was incurred (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly). For purposes of Code Section 409A, the amount of expenses eligible for reimbursement during the Executive’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year.”

3. By deleting Subsection (v) of Section 6(a) in its entirety and by substituting therefor the following:

“(v) By Laidlaw, in its absolute discretion and for any reason, without Cause.

(I)	Upon the Date of Termination for such reason, unless the provisions of Subsection (vi) hereof apply, Laidlaw shall

(A)	pay Executive not later than thirty (30) days following the Executive’s Date of Termination a lump sum severance payment equal to:

(1)	two (2) times the Executive’s annual Base Salary in effect at the time of such termination; plus

(2)	two (2) times the Executive’s Target Bonus in effect at the time of such termination; plus

(3)	the cost for Executive to continue to participate in Laidlaw’s group medical and dental benefits for a period of twenty-four (24) months after termination based on COBRA rates charged from time to time; plus

(4)	the Executive’s Accrued Obligations, unless the terms of the applicable plan, program or policy provides otherwise.

(B)	continue to provide the Executive term life insurance for a period of twenty-four (24) months after termination, or, if such benefits cannot be provided by Laidlaw, Laidlaw shall pay to the Executive an equivalent lump sum cash amount in lieu of such benefits within thirty (30) days following the Executive’s Date of Termination;

(C)	continue to provide the Executive (and the Executive’s eligible dependents) with the opportunity to continue to participate in its group medical and dental benefits (with such continuation being counted towards any required COBRA continuation period) for a period of twenty-four (24) months after termination, at the Executive’s sole expense based on COBRA rates charged from time to time; and

(D)	provide the Executive reasonable outplacement services by a firm selected by the Executive, at the expense of Laidlaw, in an amount up to Twenty-Five Thousand Dollars ($25,000.00); provided that such services are provided no later than the end of the second taxable year following the taxable year of the Executive’s Date of Termination. To the extent that the expenses for reasonable outplacement services are paid by the Executive and are reimbursable by Laidlaw, Laidlaw shall promptly reimburse the Executive for such expenses, but, for purposes of Code Section 409A, in all events such reimbursement must be made no later the end of the third taxable year following the Executive’s Date of Termination (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).

(II)	Notwithstanding the foregoing Clause (I),

(A)	If the Executive is a ‘specified employee’ (within the meaning of Code Section 409A(a)(2)(B)(i)) of Laidlaw (or any related ‘service recipient’ within the meaning of Code Section 409A and the regulations thereunder) on the Date of Termination, then no payments under this Subsection (v) shall be made to the Executive during the six (6) month period commencing on the Date of Termination, except that Laidlaw shall pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Date of Termination within thirty (30) days after the Date of Termination. All remaining amounts under this Subsection (v) shall be paid in a lump sum to the Executive on the first business day following the expiration of six (6) months from the Date of Termination; and

(B)	In the event of a Date of Termination in 2007,

(1)	any payments that would have been made to the Executive on or after January 1, 2008, under the terms of the Executive’s employment agreement in effect on August 1, 2007, and in accordance with Code Section 409A shall not be paid earlier than January 1, 2008; and

(2)	any payments that would have been made to the Executive on or before December 31, 2007, under the terms of the Executive’s employment agreement in effect on August 1, 2007, and in accordance with Code Section 409A shall not be paid later than December 31, 2007.”

4. By deleting Subsection (vi) of Section 6(a) in its entirety and by substituting therefor the following:

“(vi) In the event that during the two (2) year period commencing on the date of a Change in Control, Laidlaw terminates the Executive’s employment without Cause or the Executive terminates employment for Good Reason, Laidlaw shall pay to the Executive the amounts described in Annex A within five (5) business days after the Date of Termination and shall provide to the Executive the benefits described on Annex A for the periods described therein.

Notwithstanding the foregoing, in the event that the Executive is at the Date of Termination a ‘specified employee’ within the meaning of Code Section 409A, payment to the Executive shall be made in a lump sum on the first business day following the expiration of six (6) months from the Date of Termination, except that Laidlaw shall pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Date of Termination within five (5) business days after the Date of Termination.”

5. By adding the following sentence to the end of Section (b) of Article 6:

“Any such payment shall be paid by Laidlaw to the applicable taxing authorities on or before the date in which such taxes are due, but, for purposes of Code Section 409A, in all events by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits or is required to remit the related taxes (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).”

6. By deleting the first sentence of Section (c) of Article 6 in its entirety and by substituting therefor the following:

“In order to receive the entitlement under Subsection (v) of Section (a) hereof (other than the Executive’s Accrued Obligations) or Subsection (vi) of Section (a) hereof (whether such termination is by the Executive for Good Reason or by Laidlaw without Cause), the Executive must undertake to sign a release in a form satisfactory to Laidlaw, fully releasing Laidlaw from further claims upon payment of the amounts stipulated herein and must not revoke such release.”

7. By adding the following sentence to the end of Section (e) of Article 6:

“Notwithstanding the foregoing, a ‘Date of Termination’ shall not occur under this Agreement unless the Executive incurs a ‘separation from service’ within the meaning of Treasury Regulation Section 1.409A-1(h).”

8. By deleting Section (b) of Article 10 in its entirety and by substituting therefor the following:

“(b) Subject to the provisions of Section (c) hereof, all determinations required to be made under this Article 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the independent accounting firm regularly servicing Laidlaw prior to the Change in Control, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the ‘Accounting Firm’). The Accounting Firm shall provide detailed supporting calculations both to Laidlaw and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by Laidlaw. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Laidlaw. The Accounting Firm’s determination shall be made no later than the end of the second month following the later of (i) the calendar year in which the Executive’s employment with Laidlaw terminates or (ii) the taxable year of Laidlaw in which the Executive’s employment with Laidlaw terminates. Any determination by the Accounting Firm shall be binding upon Laidlaw and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Laidlaw should have been made (the ‘Underpayment’), consistent with the calculations required to be made hereunder. In the event Laidlaw exhausts its remedies pursuant to Section (c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Laidlaw to or for the benefit of the Executive. Any Gross-Up Payment, as determined pursuant to this Article 10, shall be paid by Laidlaw to the Executive or the applicable taxing authorities on or before the date in which such taxes are due, but, for purposes of Code Section 409A, in all events by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the related taxes (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).”

9. By adding the following sentence to the end of Article 13:

“All such reimbursements shall be paid promptly after submission by the Executive of such expenses to Laidlaw, but, for purposes of Code Section 409A, in all events shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the applicable expense was incurred (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).”

10. By adding the following sentence to the end of Article 18:

“All reimbursements and/or payments by Laidlaw pursuant to this Article 18 shall be made to the Executive promptly after the settlement, final judgment or award on a material claim, but, for purposes of Code Section 409A, in all events on or before the later of (1) the 15th day of the third month of the Executive’s first taxable year commencing after the Executive prevails on a material claim in any such proceeding; or (2) the 15th day of the third month of Laidlaw’s first taxable year commencing after the Executive prevails on a material claim in any such proceeding (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).”

11. By deleting of Section 5 of Annex A in its entirety and by substituting therefor the following:

“5. Laidlaw shall provide the Executive reasonable outplacement services by a firm selected by the Executive, at the expense of Laidlaw, in an amount up to Twenty-Five Thousand Dollars ($25,000.00); provided that such services are provided no later than the end of the second taxable year following the taxable year of the Executive’s Date of Termination. To the extent that the expenses for reasonable outplacement services are paid by the Executive and are reimbursable by Laidlaw, Laidlaw shall promptly reimburse the Executive for such expenses, but, for purposes of Code Section 409A, in all events such reimbursement must be made no later the end of the third taxable year following the Executive’s Date of Termination (however, this period is by no means an outside payment date or diminishes the Executive’s right to be paid promptly).”

In all remaining respects, the terms of the Employment Agreement shall remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement as of the day and year first above written.

LAIDLAW INTERNATIONAL, INC.

By: s/s Peter E. Stangl
Name: Peter E. Stangl
Title: Chairman of the Board

EXECUTIVE

s/s Kevin E. Benson

Kevin E. Benson